    EXHIBIT 99.1
Press Release
Oil States Enters Into New Credit Agreement
HOUSTON, January 28, 2026 – Oil States International, Inc. (NYSE: OIS) announced today that it has entered into an amended and restated credit agreement (the “Cash Flow Credit Agreement”) which provides for total commitments of $125 million, consisting of a $75 million revolving credit facility and a $50 million multi-draw term loan facility, which will be available to draw through July 28, 2026. Wells Fargo Bank, National Association (“Wells Fargo”) is the administrative agent for the Cash Flow Credit Agreement. In addition to Wells Fargo, lenders under the Cash Flow Credit Agreement include Zions Bancorporation, N.A. dba Amegy Bank, Woodforest National Bank and First Bank. The Cash Flow Credit Agreement replaces Oil States' existing $125 million asset-based revolving credit facility. The maturity date of the Cash Flow Credit Agreement is January 28, 2030.
Borrowings outstanding under the Cash Flow Credit Agreement bear interest at Term SOFR plus a margin of 2.50% to 3.50% or at a base rate plus a margin of 1.50% to 2.50%, in each case, determined by the Company’s net leverage ratio (as defined below). The Company must also pay a commitment fee of 0.375% to 0.500%, on any unused commitments. Outstanding obligations under the Cash Flow Credit Agreement are secured by a pledge of substantially all of the Company’s and the guarantors’ assets located in the United States in addition to the stock of certain foreign subsidiaries.
The Cash Flow Credit Agreement contains customary representations, warranties, covenants, terms and conditions for a facility of this type, including maintaining an interest coverage ratio, defined as the ratio of Consolidated EBITDA to Consolidated Interest Expense, of at least 3.00 to 1.00, a maximum total net leverage ratio, defined as the ratio of total net funded debt to Consolidated EBITDA, of no greater than 2.50 to 1.00 or, during certain periods, 3.25 to 1.00, subject to the Company maintaining a maximum senior secured net leverage ratio, defined as the ratio of senior secured net debt to Consolidated EBITDA, of no greater than 2.00 to 1.00. Capitalized terms used in this paragraph are used as defined in the Cash Flow Credit Agreement.
During the fourth quarter of 2025, the Company purchased $50 million principal amount of its 4.75% convertible senior notes due April 1, 2026 (the “2026 Notes”) with cash on-hand. As of December 31, 2025, $53 million principal amount of the 2026 Notes remained outstanding and cash on-hand totaled $70 million. No borrowings were outstanding under the Cash Flow Credit Agreement as of January 28, 2026. The Company intends to extinguish the remaining 2026 Notes with a combination of cash on-hand and/or borrowings under the Cash Flow Credit Agreement.
About Oil States
Oil States International, Inc. is a global provider of manufactured products and services to customers in the energy, industrial and military sectors. The Company’s manufactured products include highly engineered capital equipment and consumable products. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange and NYSE Texas under the symbol “OIS”.
For more information on the Company, please visit Oil States International’s website at www.oilstatesintl.com.
Cautionary Language Concerning Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among others, the impact of changes in tariffs and duties on imported materials and exported finished goods, the level of supply and demand for oil and natural gas, fluctuations in the current and future prices of oil and natural gas, the level of exploration, drilling and completion activity, general global economic conditions, the cyclical nature of the oil and natural gas industry, geopolitical conflicts and tensions, the financial health of our customers, the actions of the Organization of Petroleum Exporting Countries (“OPEC”) and other producing nations (together with OPEC, “OPEC+”) with respect to crude oil production levels and pricing, supply chain disruptions, including as a result of natural disasters, industrial accidents, additional trade restrictions or the adoption of or increase in tariffs, or the threat thereof, the impact of environmental matters, including executive actions and regulatory efforts to adopt environmental or climate change regulations that may result in increased operating costs or reduced oil and natural gas production or demand globally, consolidation of our customers, our ability to access and the cost of capital in the bank and capital markets, our ability to develop new competitive technologies and products, and other factors discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the subsequently filed Quarterly Reports on Form 10-Q and Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.
Company Contact:
Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
(713) 652-0582